Exhibit 99.1

NEWS RELEASE

GREEN PLAINS RENEWABLE ENERGY, INC.

COMPLETES FIRST GRIND AT SUPERIOR, IOWA, PLANT

OMAHA, NE – July 9, 2008 (Market Wire) – Green Plains Renewable Energy, Inc. (NASDAQ and AMEX: GPRE) completed first grind at its ethanol plant in Superior, Iowa, on July 7, 2008.   First grind involves the preparation of corn as the first step in the fermentation process.   The initial batch of ethanol is expected to be produced by July 15, 2008. During this start-up stage, systems are being tested, calibrated and commissioned.

“The Superior plant start-up is the result of several years of hard work,” said Wayne Hoovestol, Chief Executive Officer. “The project would not have come to fruition without the continued support of local farmers, community leaders, contractors, employees, and investors. Green Plains is enthusiastic and excited to be working with area producers to further stimulate local economic growth and reduce our nation’s dependence on foreign oil.”

The Superior ethanol plant will be Green Plains’ second operational facility.  The other facility, located in Shenandoah, Iowa, has been producing at above name-plate capacity since coming online in August 2007. Together, the ethanol plants have a projected operating capacity of approximately 110 million gallons per year. Additionally, Green Plains has other strategic assets in the ethanol value chain. Through its agribusiness segment, Green Plains originates local grain for its ethanol plants to help manage commodity price and supply risks.

“Green Plains operates grain storage and merchandising, agronomy, feed and petroleum businesses in close proximity to the Superior plant,” stated Hoovestol. “Combined, these businesses complement and add value to each other.  The ethanol facility benefits primarily from the access to reliable grain supplies.  The agribusiness segment benefits from a consistent market for the grain they originate. In the future, Green Plains intends to further consolidate and integrate entities within the ethanol value chain in order to manage risks, reduce costs and increase efficiencies.”

About Green Plains Renewable Energy, Inc.

Green Plains, based in Omaha, NE, has the strategy of becoming a vertically-integrated, low-cost ethanol producer. Green Plains has two ethanol plants in Iowa, with a combined operating capacity of 110 million gallons per year. Green Plains has grain storage capacity of approximately 19 million bushels and provides complementary agronomy, seed, feed, fertilizer and petroleum services at various sites in the region.

This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended. Such statements are identified by the use of words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such statements are based on management's current expectations and are subject to various factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements. Green Plains may experience significant fluctuations in future operating results due to a number of economic conditions, including, but not limited to, competition in the ethanol industry, risks associated with plant construction and technology development, and other risk factors detailed in Green Plains' SEC filings. Additional information with respect to these and other factors, which could materially affect Green Plains and its operations, are included on certain forms Green Plains has filed with the SEC. Green Plains assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contacts:

Investor Contact:

Scott B. Poor, Corporate Counsel / Director of Investor Relations

John Baldissera

Green Plains Renewable Energy, Inc.

BPC Financial Marketing

(402) 884-8700

(800) 368-1217

www.gpreinc.com